As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

InterContinental Hotels Group PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (IRS Employer Identification No.)

Broadwater Park
Denham, Buckinghamshire UB9 5HR
(Address of principal executive offices)

InterContinental Hotels Group Long Term Incentive Plan
InterContinental Hotels Group Annual Performance Plan

(Full title of the plan)

Lori Gaytan
InterContinental Hotels Group PLC
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Tel:  (770) 604-2440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares of 15 265/329 pence each
InterContinental Hotels Group Long Term Incentive Plan	5,000,000	$39.96	$199,800,000	$25,734.24
InterContinental Hotels Group Annual Performance Plan	1,600,000	$39.96	$63,936,000	$8,234.96

(1)
This Registration Statement on Form S-8 shall cover (i) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares which become issuable under the above-referenced plans (the “Plans”) of InterContinental Hotels Group PLC (the “Registrant” or the “Company”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant and (ii) pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act. The above calculation is based on (i) the middle market quotation for the Ordinary Shares on August 1, 2014 on the London Stock Exchange and (ii) the currency cross rate on August 1, 2014 as reported in the Wall Street Journal of £1 = $1.6824.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information

Omitted pursuant to the instructions and provisions of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a)      The InterContinental Hotels Group PLC Annual Report and Form 20-F for the year ended December 31, 2013, filed with the Commission on February 26, 2014 (the “Form 20-F”);

(b)      All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2013; and

(c)      The description of the Registrant’s ordinary shares of 15 265/329  pence each and American Depositary Shares each representing one Ordinary Share of 15 265/329  pence each evidenced by American Depositary Receipts and contained in the Registrant’s Registration Statement on Form F-6, as filed with the Commission on February 9, 2006 and on the Form 20-F (as applicable).

In addition, all filings on Form 20-F filed by the Registrant pursuant to the Exchange Act after the date of this Registration Statement and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing such documents or reports. Also, to the extent designated therein, Reports on Form 6-K filed or furnished by the Registrant after the date hereof and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing or furnishing such documents or reports.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the  Exchange Act, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

None.

Item 6.   Indemnification of Directors and Officers

Article 154.1 of the Registrant’s Articles of Association provides:

“Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes and rules made by the UK Listing Authority, every Director and officer of the Company and of each of the Associated Companies of the Company shall be indemnified by the Company out of its own funds against:

154.1.1 any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company of the Company in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers other than:

(i)       any liability to the Company or any Associated Company; and

(ii)      any liability of the kind referred to in Section 234(3) of the Companies Act 2006; and

154.1.2 any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

Such indemnity shall extend to liabilities arising after a person ceases to be a Director or an officer of the Company in respect of acts or omissions while he was a Director or an officer if such acts or omissions would have been indemnified had the relevant person remained a Director or officer, as the case may be.”

Article 154.2 of the Registrant’s Articles of Association provides:

“Subject to the Companies Acts and rules made by the UK Listing Authority the Company may indemnify a Director of the Company and any Associated Company of the Company if it is the trustee of an occupational pension scheme (within the meaning of Section 235(6) of the Companies Act 2006).”

Article 154.3 of the Registrant’s Articles of Association provides:

“Where a Director or officer is indemnified against any liability in accordance with this Article 154, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.”

Article 154.4 of the Registrant’s Articles of Association provides:

“In this Article 154 “Associated Company” shall have the meaning given thereto by Section 256 of the Companies Act 2006.”

Section 232 of the Companies Act 2006 provides:

(1)
Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)section 233 (provision of insurance),
(b)section 234 (qualifying third party indemnity provision), or

(c)section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides:

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides:

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—
(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6)
The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act 2006 provides:

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)
Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 236 of the Companies Act 2006 provides:

(1)	This section requires disclosure in the directors' report of—

(a)	qualifying third party indemnity provision, and
(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)
If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)
If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)
If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)
If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.

Section 1157 of the Companies Act 2006 provides:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or
(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and
(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.   Exhibits

The following are filed as exhibits to this Registration Statement:

3.1
Memorandum and Articles of Association (incorporated by reference to Exhibit 1 of the InterContinental Hotels Group PLC Annual Report on Form 20-F for the year ended December 31, 2010 (File No. 1-10409) filed on April 11, 2011).

4.1	Rules of the InterContinental Hotels Group Long Term Incentive Plan.
4.2	Rules of the InterContinental Hotels Group Annual Performance Plan.
5.1	Opinion of Davis Polk & Wardwell London LLP, as to the validity of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page).

Item 9.   Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, England, on August 5, 2014.

InterContinental Hotels Group PLC (Registrant)
By:	/s/ Richard Solomons
	Name:	Richard Solomons
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Edgecliffe-Johnson, Nicolette Henfrey and George Turner, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with the registration under the Securities Act of the Ordinary Shares of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as Member of the Board of Directors or Officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as he may deem appropriate in respect of the Ordinary Shares of the Registrant, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on August 5, 2014.

/s/ Richard Solomons	/s/ Jennifer Laing
Richard Solomons Director and Chief Executive Officer (Principal Executive Officer)	Jennifer Laing Director

/s/ Paul Edgecliffe-Johnson	/s/ Jonathan Linen
Paul Edgecliffe-Johnson Director and Chief Financial Officer (Principal Financial and Accounting Officer)	Jonathan Linen Director

/s/ Patrick Cescau	/s/ Luke Mayhew
Patrick Cescau Director and Chairman	Luke Mayhew Director

/s/ Kirk Kinsell	/s/ Jill McDonald
Kirk Kinsell Director	Jill McDonald Director

/s/ Tracy Robbins	/s/ Dale Morrison
Tracy Robbins Director	Dale Morrison Director

/s/ Ian Dyson	/s/ Ying Yeh
Ian Dyson Director	Ying Yeh Director

/s/ Lori Gaytan
Lori Gaytan Authorized Representative in United States

Item 8.   Exhibits

The following are filed as exhibits to this Registration Statement:

3.1
Memorandum and Articles of Association (incorporated by reference to Exhibit 1 of the InterContinental Hotels Group PLC Annual Report on Form 20-F for the year ended December 31, 2010 (File No. 1-10409) filed on April 11, 2011).

4.1	Rules of the InterContinental Hotels Group Long Term Incentive Plan.
4.2	Rules of the InterContinental Hotels Group Annual Performance Plan.
5.1	Opinion of Davis Polk & Wardwell London LLP, as to the validity of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page).